Wednesday, July 20, 2005

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS EARNINGS
FOR SECOND QUARTER 2005

CANFIELD, Ohio (July 20, 2005) — Farmers National Banc Corp. (OTCBB: FMNB) today reported net income for the three months ended June 30, 2005 of $1.995 million, compared with $2.174 million in the preceding quarter and $2.295 million in the prior-year quarter. Diluted earnings per share were $0.15 for the current quarter compared with $0.17 for the preceding quarter and $0.18 for the second quarter in 2004.

For the six months ended June 30, 2005, Farmers National Banc Corp. recorded net income of $4.169 million, or $0.32 per diluted share, a decrease of 11.11%, compared to $4.632 million, or $0.36 per diluted share in net income for the first six months of 2004.

The company’s total assets ended the second quarter of 2005 at $832.5 million, an increase of 3.4% over the $805 million in total assets recorded at June 30, 2004, and 1% over the $825.1 million in assets as of March 31, 2005. Net loans at June 30, 2005 were $491.8 million, up 2.4% over the $480 million in net loans at June 30, 2004 and 2.1% over the $481.5 million in net loans at the end of the first quarter of 2005.

Commenting on these results, Frank L. Paden, President & CEO said, “Although we remain optimistic about the second half of this year, we are disappointed with our second quarter results. Basically, we have not generated the net interest income we anticipated due to the ongoing flat yield curve that continues to put pressure on the net interest margin and the lack of any substantial growth in the loan portfolio. During this same six month period, we also experienced an increase in other expenses, primarily in the employee medical group insurance expense.”

Net Interest Income -— Net interest income was $6.896 million for the second quarter of 2005, which compares to $6.911 million in the preceding quarter and $7.118 million in the second quarter of 2004. For the six months ended June 30, 2005, the net interest income was $13.8 million compared to $14.6 million for the same six-month period in 2004. The net interest income to average earning assets was 3.76% for the six months ended June 30, 2005, compared to 3.99% in 2004. This measure was below management’s expectations and resulted primarily from continued pressure on asset yields while short-term liability costs increased at a quicker pace.

Non-Interest Income -— Non-interest income, including gains on the sale of securities, was $929 thousand in the second quarter of 2005, compared to $1.206 million in the preceding quarter and $933 thousand in the second quarter in 2004. For the six month period ended June 30, 2005, non-interest income was $2.135 million, an increase of $422 thousand, or 24.6% over the $1.713 million reported for the first six months in 2004.

Operating Expenses -— Non-interest expenses totaled $5.165 million for the second quarter of 2005, which compares to $4.736 million for the second quarter of 2004 and $4.880 million for the first quarter of 2005. For the six months ended June 30, 2005, operating expenses increased by 5.0% from $9.563 million in 2004 to $10.045 million as of June 30, 2005. The company’s efficiency ratio for the second quarter of 2005 was 65.31%, as compared to 58.82% in the prior year’s quarter. The year-over-year increase in the operating expense is primarily a result of increases in the employee medical group insurance expenses.

Asset Quality -— At the end of the second quarter, the non-performing loans/total loan ratio was         .38%, compared to .32% at this same time in 2004. As of June 30, 2005, total non-performing loans were $1.908 million, compared to $1.552 million at this same time in 2004. On June 30, 2005, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 322%, compared to 411% in June 2004. During this past quarter, the company was able to resolve some ongoing collection litigation and recover a substantial dollar amount that was credited to the ALLL accordingly. As a result, the company realized an annualized net charge off/average loan ratio of .11% for the period ending June 30, 2005, compared to .30% at the end of 2004.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses a systematic methodology to estimate its allowance for loan losses. The methodology takes into consideration not only charge-offs but also the quality of the company’s loans and the types and amounts of loans comprising the loan portfolio, while considering adjustments and estimates based on various environmental factors. As of June 30, 2005, the ALLL/total loan ratio was 1.24% compared to 1.26% at the end of the first quarter of 2005.

Farmers National Banc Corp., is the bank holding company for the Farmers National Bank of Canfield. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are asset quality, interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiary
Consolidated Financial Highlights
(Amounts in thousands, except per share data)
Consolidated Statements of Income	For the Three Months Ended		For the Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Total interest income	$10,551	$10,284	$20,817	$20,926
Total interest expense	3,655	3,166	7,010	6,327

Net interest income	6,896	7,118	13,807	14,599
Provision for loan losses	0	120	269	300
Other income	929	933	2,135	1,713
Other expense	5,165	4,736	10,045	9,563

Income before income taxes	2,660	3,195	5,628	6,449
Income taxes	665	900	1,459	1,817

Net income	$1,995	$2,295	$4,169	$4,632

Basic and diluted earnings per share *	$0.15	$0.18	$0.32	$0.36
Cash dividends	2,081	2,022	4,152	4,046
Cash dividends per share*	0.16	0.16	0.32	0.31
Book value per share*	6.05	5.96	6.05	5.96
Consolidated Statements of Financial Condition		June 30, 2005	June 30, 2004
Assets
Cash and cash equivalents		$30,307	$28,326
Securities available for sale		286,995	272,439
Loans		497,905	486,406
Less allowance for loan losses		6,151	6,385

Net Loans		491,754	480,021

Other assets		23,408	24,284

Total Assets		$832,464	$805,070

Liabilities and Stockholders’ Equity
Deposits		$622,179	$623,621
Other interest-bearing liabilities		128,463	100,822
Other liabilities		2,688	3,399

Total liabilities		753,330	727,842
Stockholders’ Equity:		79,134	77,228

Total Liabilities and Stockholders’ Equity		$832,464	$805,070

Period-end shares outstanding		13,076	12,703
Ratios
Return on Average Assets (Annualized)		1.02%	1.15%
Return on Average Equity (Annualized)		10.77	11.69
Efficiency Ratio (Year-to-date)		63.75	58.63
Capital to Asset Ratio		9.51	9.59
Dividends to Net Income (Year-to-date)		99.59	87.35
Loans to Assets		59.81	60.42
Net Loans to Deposits		79.04	76.97
Allowance for Loan Losses to Total Loans		1.24	1.31
Non-performing Loans to Total Loans		0.38	0.32

•	Per share amounts have been restated to reflect the 2% stock dividend paid in 2004. Without audit.